Exhibit 5.1

ESCRITÓRIO COSTA ANDRADE
ADVOGADOS ASSOCIADOS

December 6, 2016

Jupiter Gold Corporation
Rua Vereador João Alves Praes nº 95-A
Olhos D'Água, MG 39398-000, Brazil, 2013

Re: Jupiter Gold Corporation

Ladies and Gentlemen:

We are counsel to Jupiter Gold Corporation (the "Company") in connection with the Company's Registration Statement on Form F-1 (the "Registration Statement") as initially filed with the U.S. Securities and Exchange Commission (the "Commission") on December 1, 2016, as thereafter amended or supplemented, with respect to the public offering (the "Offering") of up to 1,000,000 of the Company's Common Shares, par value $0.001 per share (the "Common Shares").

We are of the opinion that the Common Shares, when issued, sold and paid for, will be legally issued, fully paid and non-assessable. This opinion is limited to the law of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Manoel Henrique Costa Andrade,
Manoel Henrique Costa Andrade, Esq.
ESCRITÓRIO COSTA ANDRADE ADVOGADOS ASSOCIADOS